Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010
NEWS RELEASE

Michael A. Beck Announces Plans to Retire as Senior Vice President, Barnes Group Inc. and President, Barnes Aerospace

BRISTOL, Conn., November 11, 2021 — Barnes Group Inc. (NYSE: B), a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, today announced that Michael A. Beck has notified the Company of his intention to retire as Senior Vice President, Barnes Group Inc. and President, Barnes Aerospace.

Following five years of contributing to the success of the Company’s Aerospace segment, Mike has indicated his desire to retire and spend more time with family. He will continue to serve in his current capacity and support a smooth transition through April 2022.

“We thank Mike for his dedicated service and significant contributions to our long-term profitable growth strategy,” said Patrick J. Dempsey, President and Chief Executive Officer, Barnes Group Inc. “Throughout his extensive career in the Aerospace industry, Mike has built high performance teams and delivered solid operating results. As a member of the Company’s senior leadership team, his Barnes Group tenure is marked by the same achievements. We will miss Mike’s leadership and wish him well in his retirement.”

About Barnes Group
Barnes Group Inc. (NYSE: B) is a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, serving a wide range of end markets and customers. Its specialized products and services are used in far-reaching applications including aerospace, transportation, manufacturing, automation, healthcare, and packaging. The skilled and dedicated employees of Barnes Group around the globe are committed to the highest performance standards and achieving consistent, sustainable profitable growth. Barnes Group is committed to corporate accountability and furthering environmental, social and governance principles as evidenced by our listing as one of America’s Most Responsible Companies by Newsweek. For more information, visit www.BGInc.com.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070
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